STAAR Surgical Company

Third Quarter 2008 Conference Call

October 28, 2008, 5:00 PM ET

Operator:

Ladies and gentlemen, thank you for standing by. Welcome to the STAAR Surgical Third Quarter Conference Call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session and instructions will be given at that time. If you should require assistance at any time, please press the star followed by the zero on your touchtone phone and an operator will assist you. As a reminder, this conference is being recorded today, Tuesday, October 28, 2008.

I would now like to turn the conference over to our host, Mr. Doug Sherk. Please go ahead, sir.

Doug Sherk:

Thank you, Operator and good afternoon everyone. Thank you for joining us this afternoon for the STAAR Surgical conference call to review the company’s strong progress and financial results for the third quarter of 2008 which ended on September 26, 2008. The news release announcing third quarter results crossed the wire this afternoon shortly after the market closed and is available at STAAR’s website at www.staar.com. Additionally, we have arranged for a taped replay of this call which may be accessed by phone. The replay will become available approximately one hour after the call’s conclusion and will remain available for seven days. The Operator will provide the dial-in information at the conclusion of today’s call. In addition, today’s call is being broadcast live and along with an archived replay will be available at STAAR’s website at www.staar.com.

Before we get started, during the course of this conference call the company will make projections that are forward-looking statements. We caution that any statements that are not statements of historical facts are forward-looking statements including any projections of earnings, revenues, sales, cash or other financial statements. Any statements about plans, strategies or objectives of management for future operations, any statements regarding expectations for the success of the ICL or other products in the U.S. and international markets, any statements concerning proposed new products or government approval of new products, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the forgoing. These statements are based on expectations and assumptions as of the date of this conference call and are subject to numerous risks or uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources, our limited access to financing, the negative effects a prolonged global recession might have on sales of products, especially products like the ICL used in non-reimbursed elective procedures, the challenge of fully integrating STAAR Japan into our business and managing our other foreign subsidiaries, the need to realize product development goals to improve profitability of our U.S. IOL product line, our ability to address FDA concerns over the clinical studies for the Toric ICL and to overcome negative publicity resulting from warning letters and other correspondence from the FDA office of compliance, the willingness of surgeons and patients to adopt a new product or procedure, and the potential effects of negative publicity about LASIK on the demand for a refractive surgery in general in the U.S. and other factors beyond our control. We include these details from time to time in our reports filed with the SEC. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

In addition, today’s presentation includes certain financial measures used to better understand our business that have not been prepared in accordance with generally accepted accounting principles. An explanation and reconciliation of these non-GAAP measures has been provided in today’s press release by the company which is available on the website at staar.com.

Now I’d like to turn the call over to Barry Caldwell, President and Chief Executive Officer of STAAR Surgical.

Barry Caldwell:

Thanks Doug and good afternoon everyone. Thank you for joining us today to review our third quarter 2008 financial and operational results. With me today is Deborah Andrews, our Chief Financial Officer. After my opening remarks Deborah will cover in more detail the highlights of the quarter and then I’ll come back to add a few additional comments about our operational progress given the current economic environment before we move to any questions you may have. As a treat today, we have with us Dave Bailey, STAAR’s President of International Operations who can be available to respond to any specific questions you may have on the international markets during the question time. Let’s get started.

During the third quarter we were able to achieve progress against all of the five key metrics we laid out earlier this year and we continue to make substantial progress toward restoring STAAR’s operating profitability. We are executing our plan very well and as in the first half of the year we are generating continued growth in each of our sales entities, including the U.S.. I’d like to again start by updating you on those five key metrics.

The first metric is to reduce our operating cash burn. During the third quarter we continued to focus on operational expenses and generated approximately 1.4 million in savings over the prior year’s spending in the United States. This represents a 20% reduction in the U.S. compared to the third quarter of last year while at the same time we also reduced operating expenses internationally 11% compared to the previous second quarter of this year. While Deborah will provide additional comments regarding our cash position in a few moments, I’d like to state upfront again that our goal is to generate overall operating income in the fourth quarter. Clearly we’re continuing to make progress though we still have work to do.

Our second measure is to drive quarterly improvement in our overall gross margin. During the quarter gross margin increased to 57.7% which is an 800 basis points improvement over the third quarter last year and a 190 basis points improvement over the second quarter of this year. This metric gave me the most concern for the quarter because of the large improvement we had experienced during the second quarter. I’m quite pleased to report significant further gains in our overall gross margin.

The third metric was to generate the strong international revenue growth as seen in 2007 and we continued to accomplish this goal. During the third quarter, international sales increased by 50%. Excluding Japan, the increase was still at the 18% level which compares to the 16% growth in 2007.

Our fourth metric that we gave you to evaluate our progress during 2008 was achieving $12 million in sales from STAAR Japan. During the quarter STAAR Japan contributed 2.9 million in sales and through the nine months STAAR Japan operations have recorded 9.1 million in sales. We continue to be on track to achieve the $12 million mark by the end of the year.

Finally, our fifth metric is to grow the Visian ICL sales in the U.S. and we consistently achieved this metric each of the first three quarters of 2008. In the third quarter, domestic ICL sales grew by 24%. Our solid double digit growth occurred while U.S. LASIK procedures declined about more than 40% during the third quarter. We continue to benefit from very favorable U.S. consumer media coverage of the Visian ICL procedure and a growing number of surgeons are looking for new alternatives to fill the gap in their declining LASIK business. Despite the U.S. economy’s slowdown, September was the largest revenue month of the quarter in U.S. ICL sales. Additionally to add in October we’ve seen the same rate of increase in Visian ICL sales that we experienced in the U.S. during the third quarter.

In summary, we continue to make good progress on all five key metrics during the third quarter. As I said during the first and second quarter calls this year and I’ll say it again, we still have a lot of work to do. We’re confident that our strategies are leading toward continued sales growth and operating profitability. Under Deborah’s leadership we continue to use our cash wisely and we’re on track to virtually eliminate cash burn in the fourth quarter. I’d like to have Deborah review some of the third quarter financial highlights and then I’ll come back to provide updates on a few other key operational events which will be then followed by your questions.

Deborah, I’ll turn it over to you.

Deborah Andrews:

Thanks Barry. Good afternoon everyone. Given that we’ve released our financial results earlier this afternoon I’d like to discuss some of the quarter’s financial highlights with a focus on adding some insight behind the numbers. Our P&L results for the third quarter, which includes the results of our newest subsidiary STAAR Japan illustrates the progress we’ve made during the year. Our revenues have increased 33% and our gross margin for the quarter has increased by 800 basis points which represents a 54% increase in gross margin dollars. Although our operating expenses increased by 14%, our operating loss decreased by 61% and our net loss decreased by 41%. Excluding the effect of STAAR Japan we’ve reduced our operating loss for the third quarter by 65% and our net loss by 46% over the same quarter last year which illustrates the significant improvement in our base business year-over-year. We believe we are well on the path to profitability.

In terms of revenue, all four reporting entities within STAAR again experienced an increase in revenues for the third quarter. The increase in revenues was led by our operation in Nidau, Switzerland where we achieved a 59% increase in revenues. Most of this increase was attributed to the 68% increase in Visian ICL revenues outside the U.S., including Australia and Germany. The largest increase in Visian ICL sales was achieved in South Korea where we achieved a 5% market share.

Our gross profit margin has obviously seen significant improvement this year. Compared to last year, the increase in higher margin Visian ICL sales, specifically higher margin U.S. ICL sales and higher margin TICL sales in international along with cataract sales in Japan where higher ASPs prevail were major contributors to the 800 basis point increase. Compared to the second quarter of this year, the improvements to gross margin were seen in our U.S., Switzerland and Domilens facilities.

Excluding our expenses in Japan, we reduced our operating expenses by 7% compared to the third quarter of last year. Our expenses for the quarter were 5% below what we had planned at the beginning of the year. Spending in the U.S. decreased, by 1.4 million for the quarter. Compared to the second quarter of this year, we’ve reduced our spending by 14% excluding Japan and also 12%, including Japan. Operating expenses were reduced in each reporting entity with the exception of Australia due to vacation benefits mandated by the government based on length of service. As you can see, we’ve made good progress reducing U.S. spending levels and are starting to make progress on the international front. There have been some tough decisions in this process and I applaud our managers for taking these efforts seriously.

As a result of our operational improvements, cash used in operating activities decreased to 1.1 million compared with 3.4 million in Q1 of this year, 2.8 million in Q2 and 1.5 million in Q3 of last year. Cash used in operating activities for the nine months of this year decreased to 7.2 million or 4.2 million excluding STAAR Japan, compared with 8.5 million last year. This represents a 50% improvement over 2007. As stated on previous conference calls, we expect to use significantly less cash in the second half of 2008 versus the first half of 2008 so that we will be well positioned at the end of 2008 to be cash flow positive for the full year 2009.

Some of you have asked about our overall capital position in the current financial environment so let me review it for you. We have $6.7 million of cash and $6.9 million of debt. We also have 6.8 million of redeemable preferred stock outstanding. The debt has two components. 1.9 million is in unsecured bank lines for our Japanese subsidiary which carries the usual terms of a line of credit. 5 million is the Broadwood note which is not due until December 2010. Broadwood has no ability to demand early repayment of the note so essentially we have the use of this money until the end of 2010 unless we choose to repay sooner. The preferred stock has no dividend and is convertible into our common stock at $4 a share. We may be required to redeem it in December 2010 if it hasn’t been converted by that date. We believe it is likely the preferred stock will be converted to common stock prior to the redemption date. Other than interest payments there are no scheduled debt repayments until 2010.

In some ways we’ve been ahead of the curve on the economic downturn and throughout the year we’ve been working to reduce our expenses by challenging our spending. Additionally, we’ve begun an in-depth, zero based budget, a zero based approach to our 2009 budget and our management team is working hard to challenge all uses of cash and will be even more focused on the bottom line than the top line to ensure profitability and positive cash flow in 2009.

I’d like to turn the call back over to Barry.

Barry Caldwell:

Thanks Deborah. I’d like to spend a few moments discussing three topics. One would be the regulatory progress in the U.S. and Japan for the Toric ICL followed by the progress of our U.S. IOL plan to profitability and finally, the impact of the economy on our business before we go to your questions. First let’s turn to the regulatory front.

We are quite pleased to report that earlier this month we finished all the clinical work for the resubmission of the Visian Toric ICL PMA supplement to the FDA. As some of you may know, the TICL is a Toric Implantable Collamer Lens designed to treat both nearsightedness and astigmatism. During this step of the process our third party independent audit firm, PMI verified all individual patient chart records at each one of the seven clinical trial sights. Then a comparison of the patient forms to the database utilized for the PMA was conducted. PMI then conducted a reassessment of the final database study end point values to the database and conducted an audit of the data management systems and software validation in records.

Obviously, this has been a very thorough process and we’ve learned very much from these procedures. All discrepancies found in the field audit and internal audit were resolved and the database corrected and verified by the outside consulting firm. All the actions were approved by the audit firm as complete and adequate resolution of the discrepancies discovered during the field and the internal database audits. In addition, PMI certified that the audit procedure used and the corrected database is a true reflection of the data in the field. This work was followed by conference calls with the FDA where the pathway was defined as best it could at this point for the next few months. The FDA staff is currently reviewing the third party audit report and will be issuing a letter to us with their conclusions and a copy of the auditor’s report. From that we will then complete a corrective action plan which is to ensure that all future studies at STAAR are conducted appropriately. Upon successful completion, the next step would be a release from integrity hold which would allow the FDA to complete their review of our submission and come to a finding.

Now to Japan, as we previously reported all the clinical data for the TICL has been submitted to the PMDA. We have a meeting with the–I’m sorry–we had a meeting with the PMDA last week regarding a list of questions on the application. We’re working to complete the answers to the questions by the end of this month, in just a few days. We do not expect any additional questions but that could change. If all goes well we could move to the expert review committee by the end of the year.

Next, to the IOL side of the business our seven point strategy to return our U.S. IOL business to profitability remains on track. We’ve accomplished four of the seven components and expect to completely implement the strategy by the end of second quarter next year. During the quarter we made progress on getting the Single Piece Aspheric Collamer product with NTIOL to market. We expect to release this product in the next 30 days. You may recall that this IOL can be implanted with a nanoPOINT injector system through a 2.2 millimeter incision. We also made progress on gaining approval for the Epiphany Injector System for the Three Piece Aspheric Collamer IOL which has NTIOL; that injector system is a forerunner to the preload injector system for the silicone aspheric IOL which also has NTIOL and which we plan for release in 2009.

Next I’d like to move to the current shifts in the global economy. There is no doubt that the economic weakness and the market volatility have an impact on our business. For example, we know that when our higher volume Visian ICL surgeons whom we call advocates that if the number of patients coming into the office for refractive procedures declines significantly then the number of Visian ICL procedures for that surgeon is likely to decline. Despite the economic environment during the third quarter, our rate of Visian ICL growth in the U.S. was 22%. At the same time, as the downturn trend in LASIK demand continues surgeons are looking for alternative procedures their practice can introduce to patients. We believe the Visian ICL fits that need. As I mentioned earlier, September was our best month of the third quarter and October’s growth rate has matched that of the third quarter in the U.S.

We believe that our cataract business which still represents over 70% of our revenues is less prone to the overall economic environment. Cataract procedures are non-elective and about as recession proof as a product can be. We also do not currently participate in the IOL segments which require additional payment by the patient which even further separates us from our competitors in the field.

Given the overall economic uncertainty, we have made some changes to our plans for this year. We have further delayed certain spending that we had anticipated for the third and fourth quarters. We have also entered into a very rigorous planning process for 2009. That’s why Dave is here in Monrovia this week as he along with Deborah and I prepare a plan for next year to generate a profit for the full year even under difficult economic conditions.

To summarize, we remain encouraged by our accomplishments during the first nine months. There is still much more to be done and we’re focused on the fundamentals. We have reduced cost, built Visian ICL sales volume in the U.S., set a roadmap to return the U.S. IOL product line to profitability. We’re generating the envision benefits we expected from STAAR Japan and we made good progress toward achieving our clearance for the Toric ICL both in the U.S. and Japan. We’ve carefully watched our spending and cash position and continue to plan. We will not need to return to the market to raise additional capital to fund our current operations.

At this point in the call, I’d like to turn the call over to the Operator to take your questions.

Operator:

Thank you, sir. At this time we will begin the question and answer session. If you would like to ask a question please press the star followed by the one on your touchtone phone. You will hear a tone indicating you’re in the queue. You may withdraw your question from the queue at any time by pressing the star followed by the two. If you are using a speaker phone today, please pick up the handset before pressing the numbers. Once again, if you would like to ask a question, please press the star followed by the one at this time. One moment please, for our first question.

Our first question is from the line of Steve Willoughby with Cleveland Research. Please go ahead.

Steve Willoughby:

Hi, thanks for taking my question. I guess a couple of things, first on the ICL. Can you talk about what is driving the growth there? Is it you know, expanding the number of surgeons, kind of picking up their share of ICLs or is it just the surgeons who have been using it kind of expanding their use of the product?

Barry Caldwell:

Real good question, Steve and thank you for answering it. It’s really more a combination of the surgeons we’ve trained embracing the technology more and using it. We’re seeing an increase in the number of procedures that our top two levels are performing on average. That would be what we call our advocates and our users. So their usage is going up and that would make sense based upon our strategy this year to find those that are really committed to the technology and to go in and support the heck out of them.

Steve Willoughby:

Okay. And I know in the past you’ve talked about the number of advocates. Has that changed at all?

Barry Caldwell:

The number of advocates kind of goes up and down. It’s still about 30 and it does go up and down during the quarter because it’s a run rate basis. So, we’re still at about the 30 number.

Steve Willoughby:

All right. That makes sense. And then I apologize if you mentioned it but regarding the gross margin on IOLs in the U.S. is that something you already talked about or can you comment on that?

Barry Caldwell:

Well, we did not speak to it Steve but as you may recall from our investor presentation as you look at where we were in the U.S. with IOLs which was about a 40% gross margin, we’re moving to the right hand side by mid 2009 which is a 70% gross margin side. Now getting NTIOL on three of our products this year which no one in this industry has ever done before, a competitor pointed that out to me, has been beneficial to us. The Single Piece Aspheric Collamer won’t be available until about 30 days from now and that will help additionally in terms of improving our gross margin on the IOL line.

Steve Willoughby:

Okay, that’s all I had. Thank you very much.

Barry Caldwell:

Thank you, Steve.

Operator:

Thank you. Our next question is from the line of Joanne Wuensch with BMO Capital Markets. Please go ahead.

Matt:

Hi, good evening. This is Matt for Joanne. Can you hear me?

Barry Caldwell:

Hi Matt.

Matt:

Hi, thanks. I have a question about foreign exchange. You have so much exposure in Japan and Europe and in the U.S. Can you walk us through how that’s affecting you now and if you’re going to take any steps to mitigate that going forward?

Deborah Andrews:

Obviously, well we don’t currently hedge. We have cash operations in a number of currencies and basically we did it kind of as a natural hedge. As the U.S. dollar was weak the Euro was strong and you know, typically it mitigates itself as a result of the various currencies we hold. Our primary, our principal currencies are U.S. dollar, Euro, Japanese yen and Swiss franc. But we don’t have any; we don’t have any plans to enter into hedging contracts in the future. And so obviously the effects of exchange will—there will be less of an effect of an exchange at least in the coming periods.

Matt:

Have you seen it, did it all pretty much net out this quarter?

Deborah Andrews:

We still had about $500,000 I think for the quarter it was $500,000 favorable effective exchange on sales.

Barry Caldwell:

Which has declined from the first half.

Deborah Andrews:

Which has declined. It was like 1.5 million in the second quarter, for example and I think it was 2, 2.2 million or something like that for the nine months.

Matt:

Okay, great. And then could you make any comments, even if they’re anecdotal on the introduction of Alcon’s lens in Europe.

Barry Caldwell:

Yes, I’ll make a couple comments then I’ll let Dave speak to it since it’s first being introduced in the international market. You know, obviously this has been on the planning board for Alcon for a long time. And I think even as recently last week Alcon is releasing this product on a limited basis. So, and it is an anterior segment version of phakic IOL but with that I’ll let Dave make some comments.

David Bailey:

Yes. I think you’ve hit the key points. They launched it at the CRF in a fairly low key way, selecting particular users. There’s still resistance to anterior chamber implants in certain countries in Europe, particularly France where that Ministry started the withdrawal of anterior chamber implants which led to other withdrawals around Europe. And so you know, it’s a case of watch and wait. What is clear is that that lens will not be available in a Toric version and our biggest growth is coming from the Toric ICL in international although the ICL is still growing. But I think that’s a key defensive position for us along with the fact that we’re in the posterior chamber versus the anterior chamber. And just to repeat, it’s very clear from all the presentations from Alcon that that product will not be available in a Toric version simply because it does rotate. So I think we have a key competitive advantage there.

Matt:

Okay, thanks guys. I’ll get back in queue.

Barry Caldwell:

Thank you, Matt.

Operator:

Thank you. Our next question is from the line of Bill Nasgovitz with Heartland Funds. Please go ahead.

Bill Nasgovitz:

Yes, good afternoon. Congratulations on a great sales growth here.

Barry Caldwell:

Hi Bill. Thank you.

Bill Nasgovitz:

And definite progress. Two questions. Number one, in terms of the international business, where is the biggest and best opportunity in your view? And then secondly, as a long term shareholder we congratulate you again on this progress but we are, have a heightened awareness of potential dilution looming and we would very much not like to see that happen.

Barry Caldwell:

Okay, Bill I’m going to let Dave take the first part in terms of international opportunity and then I’ll come back to add some comments about the potential dilution.

David Bailey:

Yes Bill, hi. You know, I think in terms of the ICL, TICL the answer in international is the number of markets where we set our store out to really take some opportunity. I think I would highlight China where we’ll be looking for strong growth next year. We changed our way of going to market in China. I think we’ve strengthened our position. We’re getting better pricing and I think the opportunities there are tremendous next year. Japan, even before approval we’re doing approximately $1 million of business of ICL, TICL into Japan, 60% of it is TICL. I think with an approval the market is very keen to have an approved implant and I think I’m very excited if we can get the approval there. Korea continues to do very well despite the economic difficulties, particularly of Korea with the depreciation of the Won and we expect significant growth there. And in the Middle East overall, the Middle Eastern countries we’ve employed a person on the ground there to work more closely with our surgeons directly and I would highlight the Middle East as an area of significant opportunity next year.

All of that said, you know, we have other markets like Germany where we’ve invested in ICL, TICL go to market with dedicated people and we’re seeing very nice growth in that market. So I think overall, very optimistic about growth opportunities with the refractive all around. And also with cataract particularly with Japan we’re looking to get cataract growth next year in Japan and to build our market share. This is very much a transition year for Japan where we’re putting in a plan for direct sales force so I would expect us to start to get some traction there next year on the cataract side and move that cataract traction even outside of Japan into China where we’d expect reasonable growth and at reasonable prices. So, I think overall on both parts of the business very optimistic and delighted to have the focus on that. I think it’s, you know, a lot of opportunity.

Barry Caldwell:

And Bill, I’ll comment on the second part. I think it’s been clear and at least I’ve certainly stated it repeatedly since I took this position almost a year ago that our objective is not to get into a situation where we have to further dilute our investors. That’s clearly been the theme of this year. We’ve been working very hard toward that objective. It’s something we look at every day. If I don’t, Deborah hits me upside the head and reminds me of it. But we are where we thought we would be so we’re not off track. We’re exactly where we thought we’d be and we know what our task is before us. And I’ll reiterate that, you know, the reason Dave is here in Monrovia this week is that the three of us along with Deborah are working on our ’09 plan to make sure that it generates dollars of profit for this company in ’09. And is it tight? Yes it’s tight. We knew it would be tight but we’re committed to our objectives and we believe we can be successful in those.

Bill Nasgovitz:

Okay, well that is most encouraging to hear.

Deborah Andrews:

And Bill, I just would like to add that I remember participating in a call with you in the last time we raised capital and that call resonates in my mind on a regular basis. I don’t care to have another call like that in the future.

Bill Nasgovitz:

Well, after this big bear market I hope not.

Barry Caldwell:

Thank you, Bill.

Bill Nasgovitz:

Thank you.

Operator:

Our next question is from the line of Jon Hickman with MDB Capital. Please go ahead.

Jon Hickman:

Hello, can you hear me?

Bill Caldwell:

Hi Jon. Yes we can.

Jon Hickman:

Hi. It, well, according to my model things went pretty much the way I had projected them except for it seemed like there was a little bit larger fall off in the IOL business, the cataract business, during the quarter and I know that typically, you know, the summer people don’t go in for that kind of thing but was there something else going on there since it’s not supposed to be economically sensitive?

Barry Caldwell:

Well it does, it’s not sensitive to the economics but it is, does have some seasonality, particularly in our European market, German market, you know, where the month of August is very much a light month and there is some seasonality that you see in the U.S. based on the cataract business but nothing out of the norm nor what we expected. So, it was pretty much on track for what we thought.

Deborah Andrews:

I would say that August was significantly lighter than usual or but then we jumped right back up in September.

Jon Hickman:

In September.

Deborah Andrews:

So.

Barry Caldwell:

And October has been very strong.

Deborah Andrews:

And July was okay so we just had a strange August. I don’t know.

Jon Hickman:

Yes, okay. So there wasn’t anything there. And again, you, I guess I want to pin you down one more time here. You know, I heard all your comments about cash being profitable next year but you anticipate cash flow profitability in the fourth quarter.

Barry Caldwell:

Our goal fourth quarter is to make a buck. That’s our objective.

Jon Hickman:

And then Deborah could you just, I think I got the numbers right but could you just help me out with the depreciation number this quarter?

Deborah Andrews:

Depreciation was...

Jon Hickman:

Like 270, 280, something like that?

Deborah Andrews:

For the quarter, yes.

Jon Hickman:

Depreciation and amortization?

Deborah Andrews:

Yes, let me–jump back in the queue. Let me get that number. I think it was 700,000.

Jon Hickman:

Was it? Okay.

Deborah Andrews:

Depreciation.

Jon Hickman:

Okay well, then I’ll then that’s it for me. Just sound off when you have the number.

Barry Caldwell:

Okay, we’ll let you know.

Deborah Andrews:

Actually, I do have it.

Barry Caldwell:

She’s got it.

Deborah Andrews:

It’s 715 for depreciation and 206 for amortization.

Jon Hickman:

For the quarter?

Deborah Andrews:

Yes.

Jon Hickman:

Okay, thank you.

Barry Caldwell:

Thanks Jon.

Jon Hickman:

Bye.

Operator:

Thank you. Our next question is from the line of Larry Haimovitch with HMTC. Please go ahead.

Larry Haimovitch:

Good afternoon and Deborah, touche on that response to Bill. I thought that was great.

Barry Caldwell:

Hi Larry.

Larry Haimovitch:

Hey, good afternoon. Hey, good progress you guys, really nice to see the growth. On the gross margin, I’m trying to understand if the gross margin improvement which is substantial and very nice to see of course is related more to mix, that is to say more of the higher margin ICL product line or to manufacturing efficiencies or just a combination of both and probably hard to figure out which is more of an impact.

Deborah Andrews:

It’s more mix. It’s more ICLs, higher, more ICLs in the U.S. and TICLs internationally.

Larry Haimovitch:

Mm-Hmm.

Barry Caldwell:

It would have been.

Deborah Andrews:

And STAAR Japan as well.

Barry Caldwell:

Yes, it was STAAR Japan products. That’s a nice margin. But our Toric sales outside the U.S. have increased 70% this year.

Larry Haimovitch:

Toric ICL or Toric IOL?

Barry Caldwell:

Toric ICL.

Larry Haimovitch:

Okay.

Barry Caldwell:

Toric ICL has increased 70%, well that’s year-to-date through nine months where the ICL outside the U.S. has increased 25%. So you can see the Toric version is growing quicker.

Larry Haimovitch:

And Barry the Toric ICL would be your highest priced product and highest margined product?

Barry Caldwell:

That’s correct.

Larry Haimovitch:

So you’re getting the growth where you like to see it in your best product from the margins standpoint?

Barry Caldwell:

That’s correct.

Larry Haimovitch:

Barry?

Deborah Andrews:

And you can see it from the non-GAAP table that we included in our press release that STAAR Japan’s gross margin for the quarter was like 71%.

Larry Haimovitch:

Is that a nice increase over what it’s been, Deborah?

Deborah Andrews:

Yes, it is good.

Barry Caldwell:

Yes, I think it’s the first clean quarter we’ve had.

David Bailey:

Yes, we’ve had a lot of purchase accounting earlier in the year that kind of masked that, as Barry said, that’s a clean quarter Larry.

Larry Haimovitch:

So what you’re saying about STAAR Japan is that you’ve worked through the higher cost inventory and you’re now into normal priced inventory.

Deborah Andrews:

Right.

Larry Haimovitch:

Exactly. So now when we look at a quarter for STAAR Japan what we’re seeing is the real business.

David Bailey:

Yes, I think that’s fair. We should get a pickup on volume next year in manufacturing in Japan because we worked through the about 18,000 lenses that we took back from the distributor. We’ll be building those next year as part of the standard production. You know, we pulled production back to deal with that.

Larry Haimovitch:

David, while you’re on the call and I know you’re not on all the calls. It’s great to have you on this one. You were, you were instrumental in negotiating the whole STAAR Canon unwinding to become what it is today and so I know you know this business intimately. What have you seen in the way of things that are really pleasing to you since this happened because we all held our breath a little bit. I’m sure you did too as this began to develop. What has gone very well and what are the areas that you would like to see get better as we go forward?

David Bailey:

Yes, I’m still holding my breath.

Larry Haimovitch:

Are you?

David Bailey:

Great question, Larry. First off, the key thing this year was that it was a transition year where we were exiting the distributor CMJ. And that has gone extremely well. A lot of risk associated with that but really the employees have really stepped up to take on the responsibility of full ownership of the business and what that entails from being a fully fledged entity of the U.S. public company. So they’ve been engrossed in a lot of things that we hadn’t done in the past like SOX, et cetera but tremendous amount of work that they’ve taken on.

I’ve been very pleased with CMJ as a partner as we were exiting this year. An example of that is that they’ve taken back seconded employees early as we’ve needed to take those people, as we’ve employed sales people. If you remember, we seconded a whole sales force for one year but we’ve actually sent some back as we’ve employed direct sales people and CMJ have been gracious enough to work with us to take them back early which has reduced some of our cost base because we knew this year we’d be doing some element of doubling up. So, that’s been very pleasing, the cooperation with CMJ.

And I think the other key is which is very pleasing is the loyalty of the customers. Through all this transition we haven’t lost any accounts. The business has been very stable and that’s given the employees the platform to look towards additional growth next year. So, overall very pleased. Still a lot of work to do as Barry said. We’re also strengthening the management team in Japan and that’s going very well. So at this stage, pleased with many aspects, particularly the commitment of the employees and the support of CMJ. And it’s nice to see it flowing through in the STAAR P&L from the gross profit point of view.

Larry Haimovitch:

One more question then I’ll jump back in queue because I know I’ve been on for awhile. China refractive lenses, where are we on that issue?

David Bailey:

ICL, TICL?

Larry Haimovitch:

Yes.

David Bailey:

Both products are approved nationally. We’re regionally going through getting price approvals for the different areas. As I said earlier, we’ve changed our go to market to not just rely on two distributors but rather to have an importing agent and then many subagents or sub-distributors and that’s being put in place to give us more control. We have three people on the ground who are doing proctoring. And we’ve as a result of that change in structure gained some price leverage, increased pricing on both ICL and TICL. So I think we’re well structured for next year. We’re doing a lot of promotion and the business is growing. So we expect it to continue to grow next year and profitably grow. So, you know, very exciting times in China. I think now the issue is titrating additional investments in line with our bigger goals around overall profitability and we’ll have to work that through very carefully as Barry says. I mean, we could put more people on the ground and hope for greater growth but we’re going to have to be careful about the timing of those investments and also make sure that the investments we do win there could get significant leverage on before we make the next one. So, very optimistic on China, positioned well and pleased with that.

Larry Haimovitch:

What’s the LASIK market like in China, David? Is there much of a LASIK market?

David Bailey:

Yes, no audited figures but about 800,000 procedures.

Larry Haimovitch:

800,000, that’s a good sized market then.

David Bailey:

It’s a big market, second only to the U.S. The pricing is obviously more competitive but there’s a pyramid where there’s a segment of that market have very good pricing. And so obviously we’re focusing the ICL, TICL on those higher priced centers where there’s higher value to be gained and going after the few as opposed to the many. So, you know, that’s the particular situation where the geography is not the territory. We’re targeting specific centers where the pricing is better. But yes, there’s a significant LASIK market.

Larry Haimovitch:

Mm-Hmm, great. Thank you, David. Appreciate all the good information.

Barry Caldwell:

Thank you, Larry.

Operator:

Our next question is from the line of Tyson Halsey with Halsey Advisory and Management. Please go ahead.

Tyson Halsey:

Hello gentlemen, Deborah.

Barry Caldwell:

Hi Tyson.

Deborah Andrews:

Hi Tyson.

David Bailey:

Hi Tyson.

Tyson Halsey:

Three questions for each of you. Barry, if you could give me an idea of what has been the trend in ICL implanting on a per month basis with the advocates. The next question would be for Deborah, if you could talk about who owns the preferred? The way I see it is you have this note with Neal Bradsher for about 5 million. You get 6.7 in cash since you make money then you should be able to have the note. But I don’t know who has that preferred and what rights they have. And then lastly, if Dave Bailey could expand on the differential and the growth rates you’re seeing internationally between the ICL and the TICL I’d appreciate to have some color there.

Barry Caldwell:

Okay great. First then I’ll take on trends in ICL usage by advocates. We’ve seen the average number that our advocate group uses on an annual basis go up. It has moved from the beginning of the year of 98 per year whereas last year it was at an 80 and it’s at about 130 a year now in terms of run rate, in terms of how we measure the advocate usage.

Tyson Halsey:

Okay. That’s nice. Deborah, can you talk about preferred?

Deborah Andrews:

The Canon companies own the preferred shares. We can redeem it after one year which would be in December. They can redeem it after three years or they have to redeem it after three years if it’s not, if they don’t convert to common which we believe would happen, you know, that would be at the end of 2010. And the preferred is at $4 a share.

Tyson Halsey:

Dave?

David Bailey:

Yes, on the differential growth rate ICL is growing around about 25%. Toric ICL is up around 55, 60% and it varies by market but in general I think it’s fair to say we don’t have a market where we’ve seen the Toric ICL grow and the ICL decline. If both are available, both tend to grow one faster than the other.

Tyson Halsey:

Can you give me an idea because I’m hoping that this happens in the U.S. what kind of pickup you see with the ICL if you then get the TICL approved? I mean, do you have any situations where just the ICL gets approved and later they approve the TICL?

David Bailey:

In most places now Tyson both products are approved, most countries. And what we see is the adoption rates increase when they use the TICL and both products tend to grow. So it kind of gives a kick start to the overall growth. I think it’s fair to say.

Barry Caldwell:

I’ll give you another number, Tyson as a comparison in the international markets. Last year the Toric represented 37% of the total ICL sales in the international markets. This year through nine months it’s up to 45%, again showing the trend rate on the Toric is outpacing that of the ICL.

David Bailey:

And that’s a conscious, you know, marketing strategy we have Tyson, for many reasons. One, profitability as Larry’s question went to. Second is competitive strength, take the competition where they, you know, they can’t compete. We were anticipating Alcon coming. So we’re driving that in all markets and it varies significantly.

Barry Caldwell:

One of the things that was a little surprising to me Tyson, I was recently in Nidau, our Switzerland headquarters with Deborah and Dave and we have a lot of surgeons that are using the Toric at very low levels of astigmatism or almost no levels of astigmatism because of the clinical results they’re getting. They believe they’re getting better results with the Toric even at little or no astigmatism versus the ICL.

Tyson Halsey:

Is there a reason for that?

Barry Caldwell:

That’s their feel from listening to the patients after implantation and some surgeons in Europe are only using the Toric which I found to be very interesting.

Tyson Halsey:

Well, you guys, there’s light at the end of the tunnel and I’m sure that every investor could, is pleased to be in this position.

Barry Caldwell:

Well, we’ve just got to keep our head down and keep working.

Tyson Halsey:

Absolutely. Take care, guys.

Barry Caldwell:

Thanks Tyson.

David Bailey:

Thanks Tyson.

Tyson Halsey:

Bye bye.

Operator:

Our next question is a follow up question from the line of Joanne Wuensch with BMO Capital Markets. Please go ahead.

Matt:

Thanks for taking the follow up. Just had a question because you mentioned it a little bit in your prepared comments and you’re together in thinking about ’09. How do you prepare for or how do you try to project the impact of the economy on your business? I mean, you talked a little bit about less people walking through the refractive surgeons’ doors and obviously LASIK volumes are down quite a bit but you had some products on the upswing. So how do you balance that and what kind of plans are you going to look forward to making in ’09 to be able to control the impact of that?

Barry Caldwell:

Yes, real good question Matt and so one of the things that–two things driving our ’09 planning process is number one from a spending point of view we’re starting from a zero base and we’re building up from that and justifying and evaluating all the spends in all areas that we have. Secondly, we’re really not so much focused on what the revenue line turns out to be. We’re focused on what the operating income line is going to be and getting to profitability. So if it means that our revenue increases less but we’re able to make that up with better margin sales or better sales combined with less operating expenses or flat operating expenses then we know the bottom line turns green and that’s what we’re driving toward.

Matt:

Okay great, that’s very helpful.

Barry Caldwell:

Thank you, Matt.

Operator:

Thank you. Our next question is a follow up question from the line of Jon Hickman with MDB Capital. Please go ahead.

Jon Hickman:

Hi. Just one more question. On a kind of a best case scenario if I could pin you down to this, if everything went just as good as it could go, could you guess at a timeline when the Toric could get approved here in the U.S.?

Barry Caldwell:

You know what, Jon that really isn’t something we can speculate on. You know, I can tell you this that in our call with the FDA after we mailed in the clinical data, they were very helpful in laying out the pathway for us as best they could define it at this point but there are questions yet that they don’t know the answers to in terms of how they’re going to deal with this. They’ve got to review it first to find out where the, you know, where they are with it. So it’s in their hands. We feel good about it. We feel good about the results. The clinical data as represented really didn’t change the results as we previously had submitted so we’re very pleased with what the conclusions we had. We’ll just have to work through the pathway with them.

Jon Hickman:

Okay. Thanks.

Barry Caldwell:

Thank you.

Operator:

As a reminder ladies and gentlemen, if you would like to ask a question, please press the star followed by the one at this time. If you are using a speaker phone today, please pick up the handset before pressing the numbers. One moment please. As a reminder ladies and gentlemen, if you would like to ask a question, please press the star followed by the one at this time. Once again ladies and gentlemen, if you would like to ask a question please press the star followed by the one at this time.

Barry Caldwell:

Operator, we have one more question and we can take it.

Operator:

Okay. Our next question is from the line of Mark Malcolm, private investor. Please go ahead.

Mark Malcolm:

Thank you very much for taking my call. Barry, this has been a very good report overall. With this, in your press release you had a continuing decline in the U.S. cataract sales of about 6% and you’ve projected profitability of the overall company in the fourth quarter, at least shooting for that. What are you projecting for the profitability in the U.S. segment of the business? How many quarters out are you looking at based on the change in mix of the cataract versus the refractive IOL sales?

Barry Caldwell:

Okay Mark, thanks for your question. First of all, you know what’s important to us in driving the cataract line in the U.S. is no matter where the revenue is, whether it’s down 6% or up 6% what’s important to us is that we’re making money. And that’s the plan we have in place in terms of the seven point plan that we put in place earlier this year to get to profitability. So it’s not so much driven by the revenue line but by driven by what our cost of goods are and what our selling price is to assure we make, that we do make a profit when we sell a lens.

I really would not get into a situation where I project on a particular product line or in a particular region of the country where we’d be profitable or what time but clearly from our seven point plan by mid next year, mid 2009, we’ve said that the U.S. IOL line should be in a profitability position.

Mark Malcolm:

Thank you very much. That’s very clear as what you had presented to finally bring these products that have been, we’ve been waiting on for quite literally several years in instances. The very best to STAAR Surgical.

Barry Caldwell:

Thank you Mark. Appreciate it.

Operator:

Thank you. Our next question is from the line of Wayne Schroeter, a private investor. Please go ahead.

Wayne Schroeter:

Barry, you mentioned earlier that the increase in ICL sales in the U.S. appeared to be strong in October and it was matching the previous, the third quarter. The third quarter, by that do you mean that it’s matching the overall about approximately 24% rate or matching more what September’s stronger rate was?

Barry Caldwell:

The rate for the quarter. Basically what we’ve seen and we closed out October last Friday. It’s a four week month so that the growth of the ICL in the U.S. matched the growth rate that we had during third quarter, as you said at about the 24% rate.

Wayne Schroeter:

Super. That’s very encouraging because of all the turmoil in the market.

Barry Caldwell:

Well yes, you know, Wayne we’ve had several investors ask us since we announced the ICL numbers earlier in the month for the third quarter what the spread was in third quarter, meaning July, August, September and there was a lot of belief that July and August might have been okay and September dropped off the face of the Earth but that’s not what we saw. You know, typically July and August there’s a little bit of decline because of vacations. July and August were pretty much average. September was up and October continues to be up. October is a good start to the fourth quarter.

Wayne Schroeter:

Excellent. Thank you very much.

Barry Caldwell:

Thank you, Wayne.

Operator:

I show there are no further questions at this time. I would like to turn it back to management. Please continue.

Barry Caldwell:

Thank you, Operator. And thank everyone for participating this afternoon’s call. We’re going to be continuing to focus on lowering our costs, managing our cash, improving our gross margin, building our international sales, at the same time executing on the Visian ICL and IOL strategies in the U.S. And we look forward to reporting to you again on our progress on our fourth quarter call. Have a good evening and thanks.

Operator:

Ladies and gentlemen, this conference will be available for replay after 4:00 p.m. Pacific Standard Time today through November 5th, 2008 at midnight Pacific Standard Time. You may access the ACT replay system at any time by dialing 1-800-405-2236 or (303) 590-3000 and entering the access code 11120703 and the pound sign. That does conclude our conference for today. Thank you for your participation and for using ACT Teleconferencing. You may now disconnect.

END